Exhibit 5.1

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: (213) 485-1234 Fax: (213) 891-8763
www.lw.com

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November 9, 2006

On Assignment, Inc.

26651 West Agoura Road

Calabasas, California 91302

Re:          Registration Statement 333-134479; 7,647,500 shares of Common Stock, par value $0.01 per share.

Ladies and Gentlemen:

We have acted as counsel to On Assignment, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 7,647,500 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to a registration statement on Form S—3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2006 (File No. 333-134479) (the “Registration Statement”) and an underwriting agreement, dated November 9, 2006 (the “Underwriting Agreement”), between the Company and UBS Securities LLC, SunTrust Capital Markets, Inc., BMO Capital Markets Corp. and Ryan Beck & Co. Inc. (the “Underwriters”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement dated November 9, 2006 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”) other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Commission on September 21, 1992 have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 9, 2006 and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP